                                                                  EXHIBIT 99.2


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion and analysis relates to our audited results of operations for each of the years in the three-year period ended December 31, 2000 and our unaudited results of operations for the three months ended
March 31, 2001 and March 31, 2000. The discussion and analysis should be read in conjunction with the selected consolidated financial information, our consolidated financial statements and the accompanying notes appearing elsewhere and other financial information incorporated by reference in this offering circular.

BUSINESS OVERVIEW

                                                     QUARTER ENDED                YEAR ENDED
                                                       MARCH 31,                 DECEMBER 31,
                                                  -------------------   ------------------------------
                                                    2001       2000       2000       1999       1998
                                                  --------   --------   --------   --------   --------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA (a):
Sales...........................................   $276.2     $263.2    $1,036.8   $1,081.5   $1,200.5
Adjusted EBITDA (b).............................     38.9       36.5       144.0      141.3      203.1
Adjusted net income (c).........................      6.2        4.2        18.8        9.7       56.3
Adjusted diluted earnings per share (c).........   $ 0.16     $ 0.11    $   0.50   $   0.27   $   1.37
AS REPORTED:
Sales...........................................   $276.2     $279.8    $1,055.7   $1,151.5   $1,089.0
Gross margin %..................................     21.8%      22.2%       21.9%      21.1%      24.9%
Adjusted operating income % (c).................      8.6%       8.2%        8.2%       7.7%      11.9%
Adjusted EBITDA (b).............................   $ 38.9     $ 38.0    $  144.9   $  150.4   $  177.2
Business consolidation expenses.................      1.1        1.2        10.9       20.1       12.7
Net income (loss)...............................      5.5        2.6        54.2      (23.3)      50.4
Adjusted net income (c).........................      6.2        3.4        17.2        9.6       59.2
Diluted earnings (loss) per share...............   $ 0.15     $ 0.07    $   1.32   $  (0.64)  $   1.24
Adjusted diluted earnings per share (c).........   $ 0.16     $ 0.09    $   0.46   $   0.26   $   1.43

------------------------

(a) Pro forma results for 2000, 1999 and 1998 give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if it had occurred at the beginning of the respective years presented. Pro forma results for 1998 also give effect to the acquisition of the industrial fabrics business of Clark-Schwebel in September 1998, as if it had occurred at the beginning of 1998.

(b) Excludes the gain on sale of Bellingham aircraft interiors business, business consolidation expenses, interest, taxes, depreciation, amortization, and equity in earnings of and a write-down of an investment in affiliated companies.

(c) Excludes business consolidation and other acquisition related costs, the gain on the disposal of the Bellingham business in 2000, and a write-down of an investment in an affiliated company in 1999, net of applicable income taxes.

    Adjusted EBITDA and pro forma adjusted EBITDA are presented to provide a measure of our operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA and pro forma adjusted EBITDA may not be comparable to similarly titled financial measures of other companies. Adjusted EBITDA and pro forma adjusted EBITDA do not represent alternative measures of our cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

    After giving pro forma effect to the sale of the Bellingham business during 2000 as if it had occurred on January 1, 1999, sales revenues (at constant exchange rates) and adjusted EBITDA for the years of 1999 and 2000 were at approximately the same level. However, the conditions in a number of the markets that we serve changed markedly over this two-year period.

    The first quarter of 1999 represented a peak for commercial aerospace revenues as sales to Boeing were made to support the 620 aircraft deliveries Boeing made that year. However, by the second quarter of 1999, commercial aerospace revenues had started to decline as Boeing reduced its purchases both to reflect its lower planned aircraft deliveries of 480 aircraft in 2000 and its goals to reduce inventory. On a seasonally adjusted basis, the bottom of commercial aerospace revenues was not seen until the summer of 2000. Boeing has indicated that it is planning increased deliveries in 2001 as compared to 2000. In addition, production rate by Airbus and the regional aircraft producers continues to increase.

    Over the same period, our revenues from sales of products to the space and defense industry decreased primarily due to two factors. First, a munitions program that utilized our materials ended. Second, sales of products to launch vehicle and commercial satellite programs declined as a result of the failure of a number of commercial satellite programs and tighter export controls on the launch of U.S. manufactured commercial satellites. With a number of new military aircraft programs beginning production (e.g. the F18 E/F and the European Fighter Aircraft) and existing programs increasing their production rate (e.g. C-17), revenues in these market sectors are expected to increase despite remaining at their recently depressed levels.

    In early 1999, our revenues from sales of woven glass fabrics for printed wiring board applications were reduced as a result of the Asian economic crisis. Asian producers with surplus production capacity were seeking to export their products to the Unites States and Europe depressing both our sales prices and quantity of sales. As the Asian economies recovered in 1999 and demand for electronic devices for Internet and telecommunication applications continued to grow, the demand and prices for our company's electronic products increased.

    In 2000, we saw more rapid growth in demand for our lightweight fabrics used in multilayer printed wiring boards as a result of the continued growth in Internet and telecommunication applications. To meet unprecedented customer requirements, we reduced our production of heavyweight fabrics for rigid printed wiring board applications and invested in additional lightweight fabrics manufacturing capacity. These market conditions continued until January 2001.

    During this period, we continued to see revenue growth in our industrial markets, particularly from ballistic (soft body armor), wind energy and automotive applications for our products. In constant currency terms, the revenue growth in the electronics market combined with the revenue growth in these industrial markets offset the decline in revenues from commercial aerospace and space and defense markets.

    Over the last two years, we have focused on reducing our debt. In 1999, we reduced our total debt net of cash from $857.4 million as of December 31, 1998 to $770.7 million as of December 31, 1999 through working capital reduction, particularly reduction in inventories. By December 31, 2000 our total debt net of cash had been reduced by a further $102.2 million to $668.5 million as a result of the proceeds from the sale of the Bellingham business in April 2000. We remain focused on reducing our debt, but the amount by which we can will vary from year to year based upon business conditions.

RECENT EVENTS

    ELECTRONICS INDUSTRY

    Demand for our woven electrical fabrics declined sharply at the end of the first quarter of 2001. This reduction in demand was the net result of finished electronic goods producers responding to their excess inventories by cutting back on their purchases, which has impacted the entire supply chain. The excess inventories of end producers seem to be the result of both lower than anticipated growth in certain markets and reduced sales in other markets. In April 2001, the inventory correction became evident in our wholly owned operations in France and at our Asian joint venture. In response to these market conditions, we idled manufacturing capacity and furloughed some production employees, and will continue to monitor the situation closely and make further adjustments if warranted by market developments.

    Customer orders to date for the second quarter of 2001 have remained at the reduced levels seen at the end of March 2001. Our second quarter 2001 revenues from electronic applications will be lower than the first quarter 2001 and at this time we cannot predict as to whether revenues will increase in the third quarter of 2001.

    UTILITY PRICE VOLATILITY

    During the fourth quarter of 2000 and continuing into 2001, there has been significantly increased volatility in the cost and supply of energy and in natural gas prices in the United States, particularly in the western states where many of our U.S. manufacturing facilities are located. Continued significant price changes are likely to have an impact on our financial results. In anticipation of continued volatility, we are exploring options to reduce energy consumption and to better control the price paid for energy sources. However, the outcome of the U.S. energy situation and its impact on the U.S. economy is unpredictable at this time and may pose unforeseen future risk. Energy costs in the first quarter of 2001 were approximately $2 million higher than in the first quarter of 2000. While natural gas prices have fallen during the second quarter, it is too soon to judge whether energy costs will stabilize at current levels.

    EXECUTIVE COMPENSATION

    In connection with the retirement and passing of our former Chief Executive Officer, John J. Lee, we will record certain non-recurring compensation expenses in the second quarter of 2001 of approximately $5 million, as a result of early vesting of deferred compensation and equity and other compensation due
Mr. Lee's estate.

SIGNIFICANT TRANSACTIONS

    PURCHASE OF APPROXIMATELY 14.5 MILLION SHARES OF OUR COMMON STOCK BY GOLDMAN
     SACHS INVESTOR GROUP

    On December 19, 2000, an investor group controlled by subsidiaries of The Goldman Sachs Group, Inc. completed a previously announced purchase of approximately 14.5 million of the approximately 18 million shares of our common stock owned by Ciba Specialty Chemicals Holding, Inc. The shares acquired by the Goldman Sachs investor group represent approximately 39% of our outstanding common stock. In addition, we entered into a governance agreement with the Goldman Sachs investor group that became effective on December 19, 2000. Under this governance agreement, the Goldman Sachs investor group has the right to, among other things, designate three directors to sit on our ten-member Board of Directors.

    As a result of this transaction, Ciba's ownership of our common stock was reduced to approximately 3.5 million shares. In addition, our governance agreement with Ciba, which gave Ciba the right to designate four directors to sit on our board, terminated. Ciba has stated that its investment in our common stock is non-strategic and that it will explore options for the future disposition of its remaining interest in our common stock.

    SALE OF THE BELLINGHAM AIRCRAFT INTERIORS BUSINESS

    On April 26, 2000, we sold our Bellingham aircraft interiors business to Britax Cabin Interiors, Inc., a wholly owned subsidiary of Britax International plc, for cash proceeds of $113.3 million, which resulted in an after-tax gain of approximately $44 million. The Bellingham business generated net sales of $18.9 million for the period from January 1 through April 26, 2000, and $70.0 million and $34.3 million for 1999 and 1998. The Bellingham business was engaged in the manufacture and sale of airline interior refurbishment applications and its operating results were reflected as a component of Hexcel's Engineered Products business segment up to the date of disposal.

ACCOUNTING CONSIDERATIONS

    In the first quarter of 2001, the Financial Accounting Standards Board issued an Exposure Draft related to business combinations. If the final rules are adopted as proposed, as of January 1, 2002, we will no longer be required to amortize goodwill as a charge to earnings, increasing pre-tax income on an annualized basis by approximately $13.0 million. We will continue to be required to periodically review goodwill for potential impairment. If an impairment is found to exist, a charge will be taken against earnings in our statement of operations. We cannot currently determine the amount of an impairment charge, if any, that would be recorded upon adoption.

DEFERRED TAX ASSETS

    As of December 31, 2000, our deferred tax assets consisted primarily of the future tax benefit of United States net operating loss carryforwards. We continue to generate net operating losses in the United States due to the geographic performance of our operating businesses and because much of our debt is incurred by U.S. entities. Realization of the deferred tax asset is dependent on future taxable income in the United States. To date, we believe that it is more likely than not such assets will be realized. However, ultimate realizability could be negatively impacted by market conditions, including a continued reduction in profitability as a result of the downturn in revenue in the electronics market and other variables not currently anticipated.

    We are continuing to evaluate the amount of the net deferred tax asset considered realizable, and the amount of the asset could be reduced in the near term if estimates of future United States taxable income during the carryforward period are reduced or, alternatively, the tax provision rate could be increased. Any such reduction in the deferred tax asset or increase in the tax provision rate would result from a non-cash charge due to an increase in the valuation allowance resulting in an increased provision for income taxes.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THREE MONTHS ENDED MARCH 31, 2000

    The following discussions use comparisons of the March 31, 2001 results to the March 31, 2000 pro forma results, which give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if it had occurred on January 1, 2000.

    NET SALES: Net sales of $276.2 million for the first quarter of 2001 were 5% higher than 2000 first quarter pro forma revenue of $263.2 million. Had the same U.S. dollar, British pound and Euro exchange rates applied in the first quarter of 2001 as in the first quarter of 2000, sales for the 2001 quarter would have been $283.2 million, or 8% higher than the pro forma sales for the 2000 quarter.

    The revenue increase was attributable to growth in the commercial aerospace market as a result of higher build rates for Airbus, Boeing and several regional aircraft manufacturers and increased production in the space and defense market related to several programs, partially offset by lower sales volumes in the electronics market.

    The following table summarizes actual and pro forma net sales to third-party customers by product groups and market segments for the quarters ended
March 31, 2001 and 2000:

                                                                        UNAUDITED
                                               -----------------------------------------------------------
                                               COMMERCIAL   SPACE &
                                               AEROSPACE    DEFENSE    ELECTRONICS   INDUSTRIAL    TOTAL
                                               ----------   --------   -----------   ----------   --------
                                                                      (IN MILLIONS)
FIRST QUARTER 2001
Reinforcement products.......................    $ 18.1      $ 5.5        $34.7         $28.1      $ 86.4
Composite materials..........................      99.3       26.9           --          34.0       160.2
Engineered products..........................      26.0        3.6           --            --        29.6
                                                 ------      -----        -----         -----      ------
Total........................................    $143.4      $36.0        $34.7         $62.1      $276.2
                                                     52%        13%          13%           22%        100%
                                                 ------      -----        -----         -----      ------
PRO FORMA FIRST QUARTER 2000 (a)
Reinforcement products.......................    $ 15.6      $ 4.1        $43.6         $23.8      $ 87.1
Composite materials (b)......................      90.8       23.3           --          32.4       146.5
Engineered products..........................      27.1        2.5           --            --        29.6
                                                 ------      -----        -----         -----      ------
Total........................................    $133.5      $29.9        $43.6         $56.2      $263.2
                                                     51%        11%          17%           21%        100%
                                                 ------      -----        -----         -----      ------
FIRST QUARTER 2000
Reinforcement products.......................    $ 15.6      $ 4.1        $43.6         $23.8      $ 87.1
Composite materials (b)......................      90.8       23.3           --          32.4       146.5
Engineered products..........................      43.7        2.5           --            --        46.2
                                                 ------      -----        -----         -----      ------
Total........................................    $150.1      $29.9        $43.6         $56.2      $279.8
                                                     54%        11%          15%           20%        100%
                                                 ------      -----        -----         -----      ------

------------------------

(a) Pro forma net sales give effect to the sale of the Bellingham business that occurred on April 26, 2000, as if it had occurred on January 1, 2000.

(b) 2000 has been reclassified for comparative purposes.

    Net sales to commercial aerospace customers increased 7.4% to $143.4 million for the first quarter of 2001, as compared to pro forma net sales of $133.5 million for the first quarter of 2000. This increase in comparable first quarter sales reflects higher build rates at Airbus, Boeing and several regional aircraft manufacturers, partially offset by the impact of the weaker U.S. dollar against the Euro and the British pound sterling.

    Commercial aerospace net sales for our reinforcement products and composite materials businesses increased due to the higher build rates. The commercial aerospace revenue of the engineered products business is program and contract specific so this business has not yet derived any net revenue growth from build rate changes. Boeing has confirmed that it expects to meet its projections to deliver approximately 530 aircraft in 2001 and an additional 530 aircraft in 2002, an increase over 489 deliveries in 2000; and Airbus has indicated production plans to sustain deliveries in excess of 300 annually through 2003. The benefit that we obtain from any increase in build rates in 2001 and 2002 will depend upon the mix of aircraft that are produced, the continuing impact on the aerospace supply chain of the pressure to reduce the cost of commercial aircraft and the results of productivity improvement from our Lean Enterprise initiatives.

    Net sales to space and defense markets for the first quarter of 2001 increased 20.4% to $36.0 million, from first quarter 2000 pro forma net sales of $29.9 million. This increase is due primarily to our composite material and reinforcement products businesses and is due to increased sales related to several programs, including the F/A-18 and the Eurofighter as well as Boeing's Delta Launchers family. Looking forward, the requirements of both the United States and European armed forces continue to support an outlook of increased procurement of military aircraft and helicopters. The new generation of military aircraft use more of our products. We are currently qualified to supply materials to a broad range of military aircraft and helicopters scheduled to enter either full-scale production in the near future or significantly increase existing production rates. These programs include the F/A-18E/F (Hornet), the F-22 (Raptor), the European Fighter Aircraft (Typhoon) as well as the C-17, the V-22 (Osprey) tiltrotor aircraft, the RAH-66 (Comanche) and the NH90 helicopters. The benefits the Company obtains from these programs will depend upon which ones are funded and the extent of such funding.

    Electronics net sales were $34.7 million in the first quarter of 2001, a decrease of 20.4% from pro forma net sales of $43.6 million in the comparable 2000 quarter. This decline reflects the downturn in the U.S. electronics industry and the ensuing adjustments throughout the electronics industry supply chain. Demand for our woven electrical fabrics declined sharply at the end of the first quarter of 2001. This reduction in demand was the net result of finished electronic goods producers responding to their excess inventories by cutting back on their purchases, which has impacted the entire supply chain. The excess inventories of end producers seems to be the result both of lower than anticipated growth in certain markets and reduced sales in other markets. In April 2001, the inventory correction became evident in our wholly owned operations in France and at our Asian joint venture. In response to these market conditions, we idled manufacturing capacity and furloughed some production employees, and will continue to monitor the situation closely and make further adjustments if warranted by market developments.

    Customer orders for electronics applications to date for the second quarter have remained at the reduced levels seen at the end of March. Our second quarter revenues from electronic applications will be less than the first quarter of this year and as of yet there is no visibility as to whether revenues will increase in the third quarter.

    Net sales to industrial markets increased 10.4% to $62.1 million for the first quarter of 2001 from $56.2 million pro forma net sales for the same 2000 quarter. The increase reflects sales growth in several segments, especially fabrics (reinforcement segment) used in ballistic and architectural markets and in composite materials for the wind energy market. Absent a significant deterioration in the general macroeconomic environment, we expect sales to wind energy and automotive customers to grow in 2001, driven by growing demand for low-cost sources of renewable energy and improved automobile safety, as well as our success in developing products that satisfy these customer applications.

    GROSS MARGIN: Gross margin for the first quarter of 2001 was $60.1 million or 21.8% of net sales, compared to gross margin of $57.7 million or 21.9% of net sales on a pro forma basis for the first quarter of 2000. The increase in gross margin reflects the sales increases discussed above offset by the negative impact of increased energy costs, particularly in the western United States, and reduced production at our U.S. electronics fabrics manufacturing plants. Energy costs in the first quarter of 2001 were approximately $2 million higher than in the first quarter of 2000.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $31.7 million or 11.5% of net sales for the first quarter of 2001, compared with $30.8 million or 11.7% of net sales on a pro forma basis for the first quarter of 2000. Research and technology expenses for the first quarter of 2001 were $4.7 million or 1.7% of net sales, compared with $5.0 million or 1.9% of net sales on a pro forma basis for the first quarter of 2000.

    OPERATING INCOME: Operating income was $22.6 million or 8.2% of net sales in the first quarter of 2001, compared with $20.7 million or 7.9% of net sales on a pro forma basis in the first quarter of 2000. Excluding business consolidation expenses, operating income for the first quarter of 2001 was

$23.7 million or 8.6% of net sales, versus $21.9 million or 8.3% of net sales on a pro forma basis for the first quarter of 2000. Business consolidation expenses totaled $1.1 million in the first quarter of 2001 and $1.2 million in the comparable quarter in 2000.

    The aggregate increase in operating income, excluding business consolidation expenses, reflects the increase in gross margin over the pro forma total for the first quarter of 2000 and a slight reduction in research and technology expenses, partially offset by higher selling, general and administrative expenses. The reinforcement products segment increased its operating income by 8.6%, while the composite materials segment increased its operating income by 11.9%, excluding business consolidation expenses, as compared to the first quarter of 2000 on a pro forma basis. The engineered products segment reported a decrease in operating income of $1.5 million, after adjusting for the sale of the Bellingham business on a pro forma basis, reflecting the reduced performance from the business that became evident in the second half of 2000. We are pursuing a series of actions focused on progressively improving the performance of this business segment.

    INTEREST EXPENSE: Interest expense was $16.3 million for the first quarter of 2001, compared to $18.4 million for the first quarter of 2000. The decrease in interest expense primarily reflects the reduction in term debt outstanding under our senior credit facility that resulted from the use of the proceeds from the sale of the Bellingham business to reduce indebtedness.

    EQUITY IN EARNINGS OF AFFILIATED COMPANIES: Equity in earnings of affiliated companies for the first quarter of 2001 was $1.4 million compared to $0.4 million for the first quarter of 2000 reflecting the strong performance of our electronics fabrics venture in Asia, partially offset by the initial start-up costs of our engineered products ventures in China and Malaysia. The start-up costs of those joint ventures during 2001 are anticipated to reduce our reported equity in earnings by approximately half compared to 2000. The electronics industry market conditions discussed above have also started to impact Asian customer demand and will reduce the second quarter 2001 equity in earnings reported from our Asian electronic fabrics joint venture.

    NET INCOME AND NET INCOME PER SHARE

                                                                  QUARTER ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS)
                                                                          PRO FORMA
                                                                2001       2000(a)
                                                              ---------   ---------
Net income..................................................    $ 5.5       $ 3.4
Adjusted net income (b).....................................    $ 6.2       $ 4.2
Diluted net income per share................................    $0.15       $0.09
Diluted net income per share excluding goodwill
  amortization..............................................    $0.20       $0.17
Adjusted diluted net income per share (b)...................    $0.16       $0.11
Diluted weighted average shares outstanding.................     38.1        36.8

------------------------

(a) Pro forma results give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred on January 1, 2000.

(b) Excludes business consolidation expenses and related income taxes.

    Our convertible subordinated notes, due 2003, and our convertible subordinated debentures, due 2011, were excluded from the 2001 and 2000 computations of net income per diluted share, as they were antidilutive.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

    NET SALES: Net sales for 2000 were $1,055.7 million, a decrease of $95.8 million or 8% from 1999 net sales of $1,151.5 million. Approximately
$51 million or 4% of the decrease is attributable to the sale of the Bellingham aircraft interiors business on April 26, 2000. An additional $45 million of the decrease, representing another 4% of the total, is due to changes in currency exchange rates--primarily the decline of the British pound and the Euro relative to the U.S. dollar.

    On a pro forma basis, giving effect to the sale of the Bellingham business as if it had occurred on January 1, 1999, pro forma net sales for 2000 were $1,036.8 million compared with pro forma net sales for 1999 of $1,081.5 million. Had the same U.S. dollar, British pound and Euro exchange rates applied in 2000 as in 1999, pro forma revenues for 2000 would have been approximately $1,082 million.

    The following table summarizes actual and pro forma net sales to third-party customers by product group and market segment for 2000 and 1999:

                                              COMMERCIAL   SPACE &
                                              AEROSPACE    DEFENSE    ELECTRONICS   INDUSTRIAL     TOTAL
                                              ----------   --------   -----------   ----------   ---------
                                                                     (IN MILLIONS)
2000 NET SALES
Reinforcement products......................    $ 60.6     $  13.6      $ 181.2       $ 103.8    $   359.2
Composite materials.........................     347.9        95.4           --         123.7        567.0
Engineered products (a).....................     120.3         9.2           --            --        129.5
                                                ------     -------      -------       -------    ---------
Total (a)...................................    $528.8     $ 118.2      $ 181.2       $ 227.5    $ 1,055.7
                                                    50%         11%          17%           22%         100%
PRO FORMA 2000 NET SALES
Total (b)...................................    $509.9     $ 118.2      $ 181.2       $ 227.5    $ 1,036.8
                                                    49%         11%          18%           22%         100%
                                                ------     -------      -------       -------    ---------
1999 NET SALES
Reinforcement products......................    $ 52.0     $  18.2      $ 166.4       $  94.3    $   330.9
Composite materials.........................     387.9       101.0           --         117.0        605.9
Engineered products (a).....................     201.7        13.0           --            --        214.7
                                                ------     -------      -------       -------    ---------
Total (a)...................................    $641.6     $ 132.2      $ 166.4       $ 211.3    $ 1,151.5
                                                    57%         11%          14%           18%         100%
                                                ------     -------      -------       -------    ---------
PRO FORMA 1999 NET SALES
Total (b)...................................    $571.6     $ 132.2      $ 166.4       $ 211.3    $ 1,081.5
                                                    53%         12%          15%           20%         100%
                                                ------     -------      -------       -------    ---------

------------------------

(a) Net sales for 2000 include $18.9 million of commercial aerospace net sales by the Bellingham business, which was a component of the Company's engineered products segment until this business was sold on April 26, 2000. Net sales for 1999 include $70.0 million of commercial aerospace net sales by the Bellingham business.

(b) Pro forma net sales for 2000 and 1999 give effect to the sale of the Bellingham business that occurred on April 26, 2000, as if it had occurred on January 1 of the respective years presented.

    Commercial aerospace net sales for 2000 were $528.8 million, compared with $641.6 million for 1999. The decrease of $112.8 million or 18% is primarily attributable to:

    - The sale of the Bellingham business on April 26, 2000. This business generated $70.0 million of revenue for the commercial aerospace segment during 1999, and $18.9 million during the first four months of 2000.

    - Boeing's reduction in aircraft production rates during the second half of 1999 and the first half of 2000, together with some product substitutions and price reductions on certain products. Boeing delivered 489 aircraft to its customers in 2000, compared with 620 aircraft in 1999. The impact of this reduction was most pronounced on the Company's Engineered Products business, which delivers its products to Boeing just prior to the aircraft being completed and delivered to the ultimate customer.

    - The impact of changes in currency exchange rates.

    Boeing has announced that it expects to deliver approximately 530 aircraft to its customers in 2001 and another 530 aircraft in 2002, while Airbus is expected to increase its aircraft deliveries from 311 in 2000 to 331 in 2001 and more than 350 in 2002. As a result of these trends, as well as projections for continued strength in the demand for regional and business aircraft produced by such customers as

Bombardier Aerospace and Embraer-Empresa Brasileira de Aeronautica, we expect modest growth in commercial aerospace revenues in 2001. However, the benefit that we obtain from any increase in aircraft build rates during 2001 and 2002 will depend upon the mix of aircraft that are produced, the continuing impact on the aerospace supply chain of the pressure to reduce the cost of commercial aircraft, and the results of productivity improvements from our Lean Enterprise initiatives.

    Approximately 13% and 10% of 2000 and 1999 net sales, respectively, were identified as sales to Airbus and its related subcontractors. Approximately 20% of 2000 net sales and 28% of 1999 net sales were identified as sales to Boeing and its related subcontractors. Of the 2000 net sales attributable to Boeing and its related subcontractors, approximately 17% and 3% related to commercial aerospace and space and defense market applications, respectively. For 1999, the comparable percentages were 25% and 3%.

    Net sales to space and defense markets totaled $118.2 million for 2000, a decline of $14.0 million or 11% from 1999 net sales of $132.2 million. This decline reflects the conclusion of one military contract, as well as reduced demand for carbon fiber and pre-impregnated composites for use in satellites and satellite launch vehicles. The satellite market continues to suffer from the impact of a number of launch failures over the past two years, and from concerns about the financial viability of certain commercial satellite ventures. Looking forward, we are currently qualified to supply materials to a broad range of military aircraft and helicopter programs anticipated either to enter full-scale production in the near future or to significantly increase existing production rates. These programs include the F/A-18E/F Hornet, the F-22 Raptor, and the Eurofighter/Typhoon, as well as the C-17, the V-22 Osprey tiltrotor aircraft, and the RAH-66 Comanche and NH90 helicopters. The benefits we obtain from these programs will depend upon which ones are funded and the extent of such funding.

    Electronics net sales grew to $181.2 million for 2000, an increase of $14.8 million or 9% over 1999 net sales of $166.4 million. This sales growth reflects increased demand for lightweight fiberglass fabrics used in electronics applications, driven by improved economic conditions in Asia and Europe and by growing worldwide demand for increasingly sophisticated electronic devices. During 2000, Hexcel switched some of its heavyweight fabric production capacity to meet lightweight fabric demand, and also began to install additional lightweight fabric looms to meet the expected continuing growth in demand in this market. In addition, the Company was able to raise prices on certain fiberglass fabrics.

    Net sales to industrial markets rose to $227.5 million for 2000, up from $211.3 million for 1999. This increase of $16.2 million or 8% is largely due to the following:

    - Increased sales of aramid fabrics used in the manufacture of bulletproof and puncture resistant vests, driven by military and civilian demand for lighter, tougher vests.

    - Increased sales of newly developed glass fabrics used in certain window screen and architectural applications, such as screens designed to reduce glare for computer users in commercial offices.

    - Increased sales of prepreg composites products to European customers for use in producing components for wind energy turbines.

    - Increased sales of honeycomb core and machined honeycomb parts used in certain automotive applications, such as inserts for automobile headliners to better protect vehicle occupants in collisions.

    Aggregate sales to other industrial market segments, such as surface transportation and recreation markets, were relatively unchanged from 1999 to 2000, after adjusting for changes in currency exchange rates. Absent a significant deterioration in the general macroeconomic environment, we expect sales to wind energy and automotive customers to grow again in 2001, driven by growing demand for low-cost, renewable energy supplies and improved automobile safety, and by our success in developing products for specific customer applications. However, the actual rate of growth will depend on economic conditions in the U.S. and Europe. Aggregate sales to other industrial market segments are projected to rise more modestly at nominal rates.

    GROSS MARGIN: Gross margin for 2000 was $231.4 million or 21.9% of net sales, compared with $242.5 million or 21.1% of net sales for 1999. The improvement in gross margin as a percentage of sales during 2000 primarily reflects the impact of productivity improvements and cost reductions. Price increases for certain fiberglass fabrics were offset by price decreases for other select products, with the result that net price changes had minimal impact on gross margin performance.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $123.9 million for 2000, or 11.7% of net sales. This compares to $128.7 million or 11.2% of net sales for 1999. The net decline in selling, general and administrative expenses is attributable in part to the recognition of a $5.1 non-cash benefit resulting from the curtailment of a U.S. defined benefit retirement plan, partially offset by $2.2 million of expenses resulting from the purchase of our common stock by the Goldman Sachs investor group. The remainder of the net decline primarily reflects the impact of the sale of the Bellingham business and changes in currency exchange rates.

    RESEARCH AND TECHNOLOGY EXPENSES: Research and technology expenses were $21.2 million for 2000, or 2.0% of net sales. This compares to $24.8 million or 2.2% of net sales for 1999. The aggregate dollar decrease primarily reflects the completion of specific research and technology projects, as well as changes in currency exchange rates.

    OPERATING INCOME: Operating income was $75.4 million or 7.1% of net sales for 2000, of which $0.6 million was contributed by the Bellingham business. This compares with operating income of $68.9 million or 6.0% of net sales for 1999, of which $8.0 million was contributed by the Bellingham business. Excluding business consolidation expenses, operating income was $86.3 million or 8.2% of net sales for the 2000 period, and $89.0 million or 7.7% of net sales for the 1999 period. Business consolidation expenses, which totaled $10.9 million and $20.1 million for 2000 and 1999, respectively, are discussed further under "--Business Consolidation Programs" below.

    The divestiture of the Bellingham business in April reduced 2000 operating income before business consolidation expenses by $7.7 million, compared with 1999. This decline was partially offset by reductions in selling, general and administrative and research and technology expenses during 2000. The improvement in operating income before business consolidation expenses as a percentage of net sales primarily reflects the aggregate improvement in gross margin performance noted above.

    INTEREST EXPENSE: Interest expense was $68.7 million for 2000, versus $73.9 million for 1999. The decrease in interest expense primarily reflects the reduction in outstanding term debt under our senior credit facility that resulted from the sale of the Bellingham business, partially offset by higher interest rates on variable-rate debt.

    PROVISION FOR (RECOVERY OF) INCOME TAXES: In 2000, the provision for income taxes was $26.3 million, compared to a recovery of income taxes of $1.7 million for 1999. Our effective income tax rate was approximately 35% in both years.

    EQUITY IN EARNINGS AND WRITE-DOWN OF AN INVESTMENT IN AFFILIATED
COMPANIES: Equity in earnings of affiliated companies for 2000 was $5.5 million. The primary source of these earnings was our electronic fabrics joint venture in Asia, which has benefited from the increase in worldwide demand for electronic devices. The earnings contributed by this venture were partially offset by our share of the initial start-up losses of our engineered products ventures in China and Malaysia.

    In 1999, we wrote down our investment in one of our joint ventures, Interglas Technologies AG, formerly CS-Interglas AG, by $20.0 million to its estimated fair market value. The write-down was the result of management's decision to allow its fixed-price options to increase its equity investment in Interglas, from 43.6% to 84%, to expire unexercised, and an assessment that an other-than-temporary decline in the investment occurred due to its deteriorating financial condition. The amount of the write-down was determined based on available market information and appropriate valuation methodologies. We did not record a deferred tax benefit on the write-down because of limitations imposed by foreign tax laws on our ability to realize a tax benefit.

    NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

                                                                 (IN MILLIONS,
                                                               EXCEPT PER SHARE
                                                                     DATA)
                                                                2000       1999
                                                              --------   --------
Net income (loss)...........................................   $54.2      $(23.3)
Diluted net income (loss) per share.........................   $1.32      $(0.64)
Diluted net income (loss) per share, excluding goodwill
  amortization..............................................   $1.51      $(0.40)
Adjusted diluted net income per share, excluding business
  consolidation expenses, the 2000 gain on the sale of the
  Bellingham aircraft interiors business, and a 1999 write-
  down of an investment in an affiliated company............   $0.46      $ 0.26
Diluted weighted average shares outstanding.................    45.7        36.4

    Our convertible subordinated notes, due 2003, our convertible subordinated debentures, due 2011, and our stock options were excluded from the 1999 computation of net loss per diluted share, as they were antidilutive.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    NET SALES: Net sales for 1999 were $1,151.5 million, an increase of $62.5 million or 6% compared with 1998 net sales of $1,089.0 million. The 1998 total includes the net sales of the industrial fabrics business acquired from Clark-Schwebel, Inc. for the period from September 15, 1998, the date of acquisition, to December 31, 1998. Net sales for 1999 were approximately
$145 million higher than net sales for 1998 because of the acquisition of the Clark-Schwebel business. However, this increase was partially offset by sales reductions attributable to declining aircraft production rates by Boeing, inventory adjustments in excess of build rate changes by aerospace customers, price reductions in early 1999 for certain aerospace products and electronic fabrics, and a decrease in carbon fiber sales due to the impact of excess installed industry capacity. Changes in currency exchange rates did not have a material impact on revenue trends from 1998 to 1999.

    The following table summarizes actual and pro forma net sales to third-party customers by product group and market segment for 1999 and 1998:

                                              COMMERCIAL   SPACE &
                                              AEROSPACE    DEFENSE    ELECTRONICS   INDUSTRIAL     TOTAL
                                              ----------   --------   -----------   ----------   ---------
                                                                     (IN MILLIONS)
1999 NET SALES
Reinforcement products......................    $ 52.0     $  18.2      $ 166.4       $  94.3    $   330.9
Composite materials.........................     387.9       101.0           --         117.0        605.9
Engineered products (a).....................     201.7        13.0           --            --        214.7
                                                ------     -------      -------       -------    ---------
Total (a)...................................    $641.6     $ 132.2      $ 166.4       $ 211.3    $ 1,151.5
                                                   57%          11%          14%           18%         100%
                                                ------     -------      -------       -------    ---------
PRO FORMA 1999 NET SALES
Total (b)...................................    $571.6     $ 132.2      $ 166.4       $ 211.3    $ 1,081.5
                                                   53%          12%          15%           20%         100%
                                                ------     -------      -------       -------    ---------
1998 NET SALES
Reinforcement products......................    $ 24.5     $  26.4      $  85.2       $  88.7    $   224.8
Composite materials.........................     450.6       104.0           --         103.4        658.0
Engineered products (a).....................     195.0        11.2           --            --        206.2
                                                ------     -------      -------       -------    ---------
Total (a)...................................    $670.1     $ 141.6      $  85.2       $ 192.1    $ 1,089.0
                                                   62%          13%           8%           17%         100%
                                                ------     -------      -------       -------    ---------
PRO FORMA 1998 NET SALES
Total (b)...................................    $672.9     $ 141.6      $ 179.3       $ 206.7    $ 1,200.5
                                                   56%          12%          15%           17%         100%
                                                ------     -------      -------       -------    ---------

------------------------

(a) Net sales for 1999 include $70.0 million of commercial aerospace net sales by the Bellingham business, which was a component of our engineered products segment until this business was sold on April 26, 2000. Net sales for 1998 include $34.3 million of commercial aerospace net sales by the Bellingham business.

(b) Pro forma net sales for 1999 and 1998 give effect to the sale of the Bellingham business that occurred on April 26, 2000, as if it had occurred on January 1 of the respective years presented. Pro forma net sales for 1998 also give effect to the acquisition of the Clark-Schwebel business that occurred on September 15, 1998, as if it had occurred January 1, 1998.

    Commercial aerospace net sales for 1999 were $641.6 million, compared with $670.1 million for 1998. The decrease of $28.5 million or 4% is largely attributable to:

    - Declining aircraft production rates by Boeing during the second half of 1999, in anticipation of lower aircraft deliveries in 2000.

    - Inventory adjustments in excess of build rate changes by aerospace customers in the U.S., Europe and certain export markets, in connection with their efforts to improve working capital and reduce manufacturing cycle times.

    - Price reductions in early 1999 for certain aerospace products, in response to market conditions.

    Partially mitigating these sales reductions was an increase in sales of woven fabrics attributable to the acquisition of the Clark-Schwebel business in September 1998.

    Approximately 10% of 1999 net sales and 11% of 1998 net sales were identified as sales to Airbus and its related subcontractors. Approximately 28% of 1999 net sales and 35% of 1998 net sales were identified as sales to Boeing and its related subcontractors. Of the 1999 net sales attributable to Boeing and its related subcontractors, approximately 25% and 3% related to commercial aerospace and space and defense market applications, respectively. For 1998, the comparable percentages were 32% and 3%.

    Net sales to space and defense markets for 1999 were $132.2 million, a decline of $9.4 million or 7% from 1998 net sales of $141.6 million. This decrease is attributable to the conclusion of specific contracts to provide reinforcement fabrics and composite materials to certain military and space programs, and to the declining demand for satellites and satellite launch vehicles in response to launch failures and concerns about the financial viability of certain satellite ventures. Furthermore, our carbon fiber manufacturing capacity utilization was only 50% to 60% in 1999, compared to 90% or higher for much of 1998. Initially, this reduction was due to inventory corrections by space and defense customers, who purchased or ordered more carbon fiber than they needed in response to significant carbon fiber supply shortages in 1997. However, 1999 net sales were also impacted by the changes in the commercial aerospace market as well as by the new global production capacity added by Japanese producers. With the high level of fixed costs in this business, reduced production output significantly impacts the profitability of the business.

    Electronics net sales rose to $166.4 million for 1999, an increase of $81.2 million or 95% over net sales for 1998 of $85.2 million. The acquisition of the Clark-Schwebel business in September 1998 added about $94 million of electronics revenues in 1999, relative to 1998. This addition to our revenue was somewhat offset, however, by the impact of sales volume and price reductions in the first half of 1999, which resulted from inventory adjustments in the electronics industry supply chain and intense competition from manufacturers of fiberglass fabrics in Asia and Europe. These pressures began to ease in the second half of 1999, due to increased worldwide demand for electronic devices and improved manufacturing capacity utilization throughout the fiberglass fabrics industry.

    Net sales to industrial markets for 1999 were $211.3 million, an increase of $19.2 million or 10% over the 1998 total of $192.1 million. This increase reflects the following:

    - The acquisition of the Clark-Schwebel business in September 1998, which added more than $14 million of industrial revenues in 1999, compared with 1998.

    - Increased sales of aramid and specialty fabrics for ballistics applications, in response to increased demand for lightweight protective vests by police forces and the U.S. military.

    - Growth in sales of composite materials for wind energy applications, which nearly doubled from 1998 to 1999.

    - Increased sales of composite materials to the automotive industry, reflecting Hexcel's development of new product applications for automotive customers.

    These positive factors were partially offset by reduced sales of carbon fiber for industrial applications, due to the impact of excess industry capacity, as well as lower sales for certain recreation applications.

    GROSS MARGIN: Gross margin for 1999 was $242.5 million, or 21.1% of net sales, compared with $271.3 million, or 24.9% of net sales, for 1998. The decline in 1999 gross margin relative to 1998 is the result of lower sales volumes to commercial aerospace and space and defense markets, and the associated reduction in the absorption of fixed factory costs, as well as price reductions on certain products. These factors were partially mitigated by reductions in labor and overhead costs, as well as negotiated reductions in the prices of certain raw materials.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $128.7 million in 1999, or 11.2% of net sales. This compares with selling, general and administrative expense of $117.9 million or 10.8% of net sales for 1998. The aggregate dollar increase in selling, general and administrative expenses is primarily attributable to the acquisition of the Clark-Schwebel business.

    RESEARCH AND TECHNOLOGY EXPENSES: Research and technology expenses were $24.8 million in 1999, or 2.2% of net sales, compared with $23.7 million for 1998, or 2.2% of net sales. The aggregate dollar increase in research and technology expenses is primarily attributable to the acquisition of the Clark-Schwebel business.

    OPERATING INCOME: Operating income was $68.9 million or 6.0% of net sales for 1999. This compares with operating income of $117.0 million or 10.7% of net sales for 1998. Excluding business consolidation expenses, 1999 operating income was $89.0 million or 7.7% of net sales, while 1998 operating income was $129.7 million or 11.9% of net sales. The decrease in operating income during 1999 was primarily due to the reductions in sales volumes and prices noted above, and the related gross margin impact.

    INTEREST EXPENSE: Interest expense was $73.9 million for 1999, versus $38.7 million for 1998. The increase in interest expense primarily reflects the increase in outstanding debt relating to the acquisition of the Clark-Schwebel business.

    PROVISION FOR (RECOVERY OF) INCOME TAXES: In 1999, the recovery of income taxes was $1.7 million, reflecting an effective income tax rate of approximately 35%. In 1998, the provision for income taxes of $28.4 million equated to an effective income tax rate of approximately 36%.

    EQUITY IN INCOME AND WRITE-DOWN IN INVESTMENTS IN AFFILIATED
COMPANIES: Economic conditions in the electronics market during the latter part of 1998 and much of 1999 impacted the performance of Hexcel's joint ventures during those years. As a result, the Company recognized a nominal amount of equity in income of affiliated companies in 1999 and 1998. As previously discussed above, in the third quarter of 1999, the Company wrote down its investment in one of these joint ventures, Interglas, by $20.0 million to its estimated fair market value.

    NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

                                                                 (IN MILLIONS,
                                                               EXCEPT PER SHARE
                                                                     DATA)
                                                                1999       1998
                                                              --------   --------
Net income (loss)...........................................   $(23.3)    $50.4
Diluted net income (loss) per share.........................   $(0.64)    $1.24
Diluted net income (loss) per share, excluding goodwill
  amortization..............................................   $(0.40)    $1.34
Adjusted diluted net income per share, excluding business
  consolidation expenses and a 1999 write-down of an
  investment in an affiliated company.......................   $ 0.26     $1.43
Diluted weighted average shares outstanding.................     36.4      45.7

    The decrease in the number of diluted weighted average shares outstanding in 1999, relative to 1998, is attributable to the exclusion of 9.0 million potential common shares relating to the convertible subordinated notes, due 2003, the convertible subordinated debentures, due 2011, and stock options that were antidilutive in the 1999 period.

FINANCIAL CONDITION AND LIQUIDITY

    FINANCIAL RESOURCES

    In connection with the acquisition of the industrial fabrics business of Clark-Schwebel on September 15, 1998, we obtained a new senior credit facility to: (a) fund the purchase of the Clark-

Schwebel business; (b) refinance our existing revolving credit facility; and
(c) provide for our ongoing working capital and other financing requirements. The senior credit facility was subsequently amended in January 1999, August 1999, March 2000, October 2000 and May 2001, to accommodate, among other things, the planned sale of assets, the planned investments in additional manufacturing capacity for selected products, the impact of the decline in our operating results on certain financial covenants, the sale by Ciba of approximately 14.5 million of the approximately 18 million shares of our common stock held by them to the Goldman Sachs investor group and a restructuring of the ownership and capital structure of certain of our European subsidiaries. Simultaneously with the consummation of this offering, the senior credit facility will be amended to, among other things, modify financial covenants and permit this offering.

    The senior credit facility is secured by a pledge of shares of certain of our subsidiaries, as well as security interests in certain U.S. accounts receivable, inventories, and real property, plant and equipment. We are subject to various financial covenants and restrictions under the senior credit facility, including limitations on incurring debt, granting liens, selling assets, redeeming capital stock and paying dividends. As of March 31, 2001, we were in compliance with the financial covenants and other terms of the senior credit facility. In anticipation of lower sales volume in the electronics market, on May 11, 2001, we obtained an amendment to certain of its financial covenants under the senior credit facility. As a result, we currently anticipate continued compliance with all financial covenants for the remainder of 2001.

    Effective with the May 11, 2001 amendment, the senior credit facility provides us with approximately $358 million of borrowing capacity, subject to certain limitations. Interest on outstanding borrowings under the senior credit facility ranges from 1.00% to 3.25% in excess of the applicable London interbank rate, or at our option, from 0.25% to 2.25% in excess of the base rate of the administrative agent for the lenders. Prior to May 11, 2001, the upper limits of these interest ranges were 3.00% and 2.00%, respectively. In addition, the senior credit facility is subject to a commitment fee varying from approximately 0.20% to 0.50% per annum of the total facility.

    For the years ended December 31, 2000, 1999 and 1998, interest on outstanding borrowings under the senior credit facility, or previous revolving credit facility, bore interest at approximately 0.75% to 3.0% in excess of the applicable London interbank rate, or at our option, 0.0% to 2.0% in excess of the base rate of the administrative agent for the lenders, and was subject to a commitment fee ranging from approximately 0.20% to 0.50% per annum of the total facility.

    As of March 31, 2001 and December 31, 2000, 1999 and 1998, we had an interest rate cap agreement outstanding which covered a notional amount of $50.0 million of the senior credit facility, providing a maximum fixed rate of interest of 5.5% on the applicable London interbank rate.

    We completed the sale of our Bellingham aircraft interiors business on April 26, 2000, and used $111.6 million of net proceeds from the sale to repay outstanding term debt under the senior credit facility.

    We expect that the senior credit facility will be sufficient to fund our worldwide operations for the foreseeable future. The senior credit facility is scheduled to expire in 2004, except for approximately $58 million of term debt that is due for repayment in 2005.

    As of December 31, 2000, we estimate that we had net operating carryforwards of approximately $110 million for U.S. federal income tax purposes. These NOLs, if not utilized to offset taxable income in future periods, will expire at various dates through fiscal year 2019. If we experience an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize for U.S. federal income tax purposes our NOLs arising in periods before the ownership change would be subject to an annual limitation. This annual limitation would be equal to the product of the value of all of our outstanding stock immediately before the ownership change (less certain capital contributions made within the preceding two years) and the relevant "long-term tax-exempt rate," which was 5.01% for ownership changes occurring in June 2001, increased for any "built-in gains" recognized by us during the five year period following the ownership change. We do not believe that we experienced an ownership change as a result of the purchase of approximately 39% our common stock by the Goldman Sachs investor group, although such transaction, combined with other issuances or purchases of our stock, could result in such an ownership change. We cannot currently predict whether such an ownership change would have a material effect on our U.S. federal income tax liability or financial condition.

    CAPITAL EXPENDITURES

    Capital expenditures for the quarter ended March 31, 2001 were $10.6 million compared to $4.4 million for the 2000 quarter. The increase of $6.2 million represents our continued efforts toward process improvements, capacity additions for high-growth product applications such as electronics, automotive and wind energy; and environmental, safety and maintenance initiatives.

    Capital expenditures were $39.6 million in 2000, compared with $35.6 million in 1999 and $66.5 million in 1998. The decrease in capital expenditures from 1998 to 1999 reflects reduced spending due to changing market conditions, the benefits from our Lean Enterprise program, and our commitment to reduce our debt. During 1999 and 2000, the majority of our capital expenditures have been directed toward: (a) process improvements intended to increase productivity and reduce costs; (b) manufacturing capacity additions for high-growth product applications, such as electronics, automotive and wind energy; and (c) environmental, safety and maintenance initiatives. Our capital expenditures are anticipated to be at a level of approximately $50 million in 2001.

    OTHER FINANCIAL COMMITMENTS

    In 1999, we formed a joint venture with Boeing and Aviation Industries of China and BHA Aero Composite Parts Co., Ltd. to manufacture composite parts for secondary structures and interior applications for commercial aircraft. We have a 33% equity ownership interest in this joint venture, which is located in Tianjin, China. Also in 1999, we formed another joint venture, Asian Composites Manufacturing Sdn. Bhd., with Boeing, Sime Link Sdn. Bhd., and Malaysia Helicopter Services Bhd. (now known as Naluri Berhadto), to manufacture composite parts for secondary structures for commercial aircraft. We have a 25% equity ownership interest in this joint venture, which is located in Alor Setar, Malaysia. It is anticipated that the first parts will be delivered to customers in 2001. As of May 31, 2001, we have made cash investments in these two joint ventures totaling $13.0 million, and have commitments to invest another
$2.5 million. In addition, we have committed to provide additional loan guarantees of up to $13.7 million. The contingent liability under these commitments is expected to increase in increments through 2002.

    Mandatory redemption of our 7.0% convertible subordinated debentures, due 2011, is scheduled to begin in 2002 through annual sinking fund requirements of $1.1 million in 2002 and $1.8 million in each year thereafter.

    In 1998, we entered into a $50.0 million capital lease for property, plant and equipment used in the acquired Clark-Schwebel business. The lease expires in September 2006 and includes various purchase options.

    ADJUSTED EBITDA AND CASH FLOWS AND THE RATIO OF EARNINGS TO FIXED CHARGES

    Earnings before business consolidation expenses, other income, interest, taxes, depreciation and amortization and equity in earnings of affiliated companies, or adjusted EBITDA, and pro forma adjusted EBITDA, are presented to provide a measure of our operating performance that is commonly used by investors and financial analysts to analyze and compare companies. Adjusted EBITDA and pro forma adjusted EBITDA may not be comparable to similarly titled financial measures of other companies. Adjusted EBITDA and pro forma adjusted EBITDA do not represent alternative measures of our cash flows or operating income, and should not be considered in isolation or as substitutes for measures of performance presented in accordance with generally accepted accounting principles.

    2001: Adjusted EBITDA for the first quarter 2001 was $38.9 million, an increase of 6.6% above the 2000 first quarter pro forma adjusted EBITDA, giving effect to the sale of the Bellingham business as if it had occurred at the beginning of 2000, of $36.5 million.

    Net cash provided by operating activities was $3.4 million in the first quarter of 2001 as compared to net cash used for operating activities of $6.1 million for the 2000 first quarter. This increase is due to higher net income, a decrease in working capital requirements and a slight decrease in deferred income taxes in the first quarter of 2001. The working capital improvement is due to the timing of certain cash expenditures, which more than offset the increased inventory levels resulting primarily from the fall-off in the electronics market demand and the increased accounts receivable resulting from increased sales. As a result, the improvement is anticipated to reverse in the second quarter of 2001.

    Net cash used for investing activities in the first quarter of 2001 was $10.6 million compared to $7.8 million used in the 2000 first quarter. The increase in capital expenditures of $6.2 million represents our continued efforts toward process improvements, capacity additions for high-growth product applications such as electronics, automotive and wind energy; and environmental, safety and maintenance initiatives.

    The ratio of earnings to fixed charges for the quarter ended March 31, 2001 was 1.4x compared to 1.3x for the same 2000 quarter on a pro forma basis. The calculation of earnings to fixed charges assumes that one-third of our rental expense is attributable to interest expense.

    A reconciliation of net income to EBITDA and adjusted EBITDA for the quarters ended March 31, 2001 and 2000 as well as the ratio of earnings to fixed charges, is as follows:

                                                                 QUARTER ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                         PRO FORMA
                                                                2001      2000(a)
                                                              --------   ---------
                                                                 (IN MILLIONS)
Net income..................................................   $ 5.5       $ 3.4
Provision for income taxes..................................     2.2         1.5
Interest expense............................................    16.3        16.1
Depreciation and amortization expense.......................    15.2        14.7
Equity in income of affiliated companies....................     1.4         0.4
                                                               -----       -----
EBITDA......................................................    37.8        35.3
Business consolidation expenses.............................     1.1         1.2
                                                               -----       -----
Adjusted EBITDA.............................................   $38.9       $36.5
                                                               -----       -----
Ratio of earnings to fixed charges..........................    1.3x        1.4x
                                                               =====       =====

------------------------

(a) Pro forma results give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred on January 1, 2000.

    2000: Adjusted EBITDA was $144.9 million for 2000. Pro forma adjusted EBITDA, giving effect to the sale of the Bellingham business as if it had occurred at the beginning of 2000, was $144.0 million.

    Net cash provided by operating activities was $33.0 million, with the major sources of cash provided by net income, excluding the after-tax gain from the sale of the Bellingham business, of

$10.2 million and non-cash depreciation and amortization of $58.7 million. However, these sources of operating cash flow were offset by $5.5 million of non-cash income from affiliated companies, as was $5.1 million of income from the curtailment of a U.S. defined benefit retirement plan. In addition, increases in accounts receivable and inventories used a total of $24.7 million of cash.

    Net cash provided by investing activities was $68.8 million, reflecting net cash proceeds from the sale of the Bellingham business of $113.3 million, partially offset by $39.6 million of capital expenditures and $8.3 million of investments in joint venture affiliates in China and Malaysia. Net cash used for financing activities was $95.0 million, primarily because the net cash proceeds from the sale of the Bellingham business were used to reduce outstanding indebtedness under our senior credit facility.

    1999: Adjusted EBITDA for 1999 was $150.4 million. Pro forma adjusted EBITDA, giving effect to the sale of the Bellingham business as if it had occurred at the beginning of 1999, was $141.3 million.

    Net cash provided by operating activities was $133.7 million, as $61.3 million of non-cash depreciation and amortization, a $20.0 million non-cash write-down of an investment in an affiliated company, $80.9 million of working capital reductions and $20.1 million of business consolidation expenses more than offset $23.3 million of net loss, $15.8 million of non-cash deferred income taxes, and cash used by all other operating activities. The decrease in working capital reflects lower levels of receivables and inventory due to aggressive working capital management, our Lean Enterprise program and lower sales volumes.

    Net cash used for investing activities was $40.3 million, reflecting our capital expenditures and investments in affiliated companies. Net cash used for financing activities was $99.5 million, reflecting net debt reduction and $11.0 million of debt issuance costs primarily pertaining to the issuance of the senior subordinated notes, due 2009.

    1998: Adjusted EBITDA for 1998 was $177.2 million. Pro forma adjusted EBITDA, giving effect to the acquisition of the Clark-Schwebel business and the sale of the Bellingham business as if both these transactions had occurred at the beginning of 1998, was $203.1 million.

    Net cash provided by operating activities was $93.8 million, as $50.4 million of net income and $54.4 million of non-cash depreciation, amortization and deferred income taxes were partially offset by increased working capital of $14.5 million.

    Net cash used for investing activities was $539.2 million, primarily reflecting $472.8 million of net cash paid for the Clark-Schwebel business, and $66.5 million of capital expenditures. Net cash provided by financing activities was $440.7 million, primarily reflecting $459.7 million of net funds borrowed under the senior credit facility, including the financing of the acquisition of the Clark-Schwebel business, offset in part by the repurchase of $10.0 million of treasury stock and $10.3 million of debt issuance costs primarily incurred to obtain the senior credit facility.

    A reconciliation of net income (loss) to EBITDA and adjusted EBITDA for 2000, 1999 and 1998, as well as the ratio of earnings to fixed charges, is as follows:

                                                      2000                  1999                  1998
                                               -------------------   -------------------   -------------------
                                                  AS        PRO         AS        PRO         AS        PRO
                                               REPORTED   FORMA(a)   REPORTED   FORMA(a)   REPORTED   FORMA(a)
                                               --------   --------   --------   --------   --------   --------
                                                                        (IN MILLIONS)
Net income (loss)............................   $ 54.2     $ 55.8     $(23.3)    $(23.1)    $ 50.4     $ 48.2
Provision for (recovery of) income taxes.....     26.3       27.4       (1.7)      (1.7)      28.4       24.7
Interest expense.............................     68.7       65.6       73.9       65.8       38.7       62.8
Depreciation and amortization................     58.7       58.1       61.3       60.2       47.5       59.7
Equity in earnings of and write-down of an
  investment in an affiliated company........     (5.5)      (5.5)      20.0       20.0       (0.5)      (5.0)
Other........................................     (0.1)        --        0.1         --         --         --
                                                ------     ------     ------     ------     ------     ------
EBITDA.......................................    202.3      201.4      130.3      121.2      164.5      190.4
Business consolidation expenses..............     10.9       10.9       20.1       20.1       12.7       12.7
Gain on sale of Bellingham aircraft interiors
  business...................................    (68.3)     (68.3)        --         --         --         --
                                                ------     ------     ------     ------     ------     ------
Adjusted EBITDA..............................   $144.9     $144.0     $150.4     $141.3     $177.2     $203.1
Ratio of earnings to fixed charges...........     2.1x       2.1x       0.9x       0.6x       2.9x       2.0x

------------------------

(a) Pro forma results for 2000, 1999 and 1998 give effect to the April 26, 2000 sale of the Bellingham aircraft interiors business as if the transaction had occurred at the beginning of the respective year's presentation. Pro forma results for 1998 also give effect to the acquisition of the industrial fabrics business of Clark-Schwebel in September 1998, as if it had occurred at the beginning of 1998.

    The increase in the ratio of earnings to fixed charges from 1999 to 2000 primarily reflects the gain from the sale of the Bellingham business. The decrease in the ratio of earnings to fixed charges from 1998 to 1999 reflects our lower operating income, higher interest costs and business consolidation expenses. The ratio of earnings to fixed charges is equal to net income (loss), excluding income taxes and interest expense, divided by interest expense. Interest expense includes approximately one-third of our rental expense.

BUSINESS CONSOLIDATION PROGRAMS

    As a result of four substantial business acquisitions from 1996 through 1998, and the need to respond to significant changes in commercial aerospace and space and defense markets, we initiated three business consolidation programs in May 1996, December 1998 and September 1999. The primary purpose of these programs has been to integrate acquired assets and operations, and to close or restructure insufficiently profitable facilities and activities. Due to aerospace industry requirements to "qualify" specific equipment and manufacturing processes for the manufacture of certain products, some business consolidation actions have taken up to three years to complete. These qualification requirements increase the complexity, cost and time of moving equipment and rationalizing manufacturing activities.

    Key initiatives under the three business consolidation programs have been:

    - rationalizing manufacturing activities and eliminating excess capacity by moving and requalifying certain production processes, closing manufacturing plants and vacating some leased facilities;

    - consolidating manufacturing, research, and marketing and administrative functions into single global business units, in order to create centers of technical excellence, improve customer service and eliminate redundant functions; and

    - disposing of non-core assets.

    As of March 31, 2001, we have closed three manufacturing facilities, vacated approximately 560 thousand square feet of manufacturing space, and eliminated more than 700 manufacturing, marketing and administrative positions in connection with these business consolidation programs.

    All of the business consolidation activities initiated in 1996 and 1998 had been completed as of December 31, 2000, although cash expenditures relating to accrued severance will continue to be paid through 2001. As of March 31, 2001, the entire September 1999 program was completed with the exception of the fourth quarter 2000 amendment, discussed in the next paragraph. The completed program includes the consolidation of certain production processes, the vacating of certain leased facilities, and the consolidation into one location of the U.S. marketing, research and administrative functions of our composite materials business. However, the reorganization of certain manufacturing activities will not be completed until 2001 or early in 2002, in accordance with our business consolidation plans.

    In the fourth quarter of 2000, we added two further actions to the September 1999 business consolidation program. We decided to close the two smaller of our four U.S. prepreg manufacturing facilities--one in Lancaster, Ohio and another in Gilbert, Arizona. The manufacturing output from these two plants will now be produced by the two remaining U.S. prepreg facilities in Livermore, California and Salt Lake City, Utah. These actions, which are expected to be completed in early 2002, will result in the elimination of an additional 79 thousand square feet of manufacturing space and 60 manufacturing positions.

    As of March 31, 2001, future expenses to be recognized and cash expenditures to be made for all remaining business consolidation activities are estimated at $2.0 million and $4.2 million, respectively.

    Business consolidation activities for the three years ending December 31, 2000 and the quarter ended March 31, 2001, consisted of the following:

                                                            EMPLOYEE     FACILITY &
                                                           SEVERANCE &   EQUIPMENT
                                                           RELOCATION    RELOCATION    OTHER      TOTAL
                                                           -----------   ----------   --------   --------
                                                                           (IN MILLIONS)
BALANCE AS OF JANUARY 1, 1998............................      $9.7         $ 2.0       $0.5      $12.2
Business consolidation expenses:
  Current period expenses................................       3.3           9.6        6.3       19.2
  Reversal of 1997 expenses..............................      (6.5)           --         --       (6.5)
                                                               ----         -----       ----      -----
  Net business consolidation expenses....................      (3.2)          9.6        6.3       12.7
Cash expenditures........................................      (1.2)         (6.3)      (1.2)      (8.7)
Non-cash usage, including asset write-downs..............       0.5          (2.9)      (5.6)      (8.0)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 1998..........................       5.8           2.4         --        8.2
Business consolidation expenses..........................       5.1          15.0         --       20.1
Cash expenditures........................................      (6.7)         (2.8)        --       (9.5)
Non-cash usage, including asset write-downs..............      (0.7)        (14.0)        --      (14.7)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 1999..........................       3.5           0.6         --        4.1
Business consolidation expenses:
  Current period expenses................................       3.7          10.6         --       14.3
  Reversal of 1999 expenses..............................      (0.3)         (3.1)        --       (3.4)
                                                               ----         -----       ----      -----
  Net business consolidation expenses....................       3.4           7.5         --       10.9
Cash expenditures........................................      (3.9)         (7.9)        --      (11.8)
Non-cash items:
  Reversal of 1999 business consolidation expenses.......        --           3.1         --        3.1
                                                               ----         -----       ----      -----
Other non-cash usage, including Asset write-downs........      (0.6)         (3.0)        --       (3.6)
                                                               ----         -----       ----      -----
  Total non-cash items...................................      (0.6)          0.1         --       (0.5)
                                                               ----         -----       ----      -----
BALANCE AS OF DECEMBER 31, 2000..........................       2.4           0.3         --        2.7
Business consolidation expenses..........................       0.1           1.0         --        1.1
Cash expenditures........................................      (0.5)         (0.9)        --       (1.4)
Asset write-off..........................................        --          (0.2)        --       (0.2)
                                                               ----         -----       ----      -----
BALANCE AS OF MARCH 31, 2001.............................      $2.0         $ 0.2       $ --      $ 2.2
                                                               ====         =====       ====      =====

    In 1998, we reversed $6.5 million of accrued business consolidation expenses relating to employee severance. From 1996 through 1998, during the implementation of certain business consolidation initiatives, we experienced significant increased business volume in our commercial aerospace market, which enabled us to reassign employees who would have otherwise been terminated. As a result, the actual number of employees terminated was fewer than anticipated, and we no longer required the full amount of its business consolidation employee severance accrual.

    As part of a business consolidation program, we disposed of our operations in Brindisi, Italy in 1999. In accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, we recorded a charge of $5.6 million in 1998 for an asset impairment related to our Italian operations, which was included in business consolidation expenses. The estimate of fair value used in determining the impairment charge was based on offers received from interested buyers. The Italian operations were disposed of for net proceeds that approximated amounts accrued and were accounted for under our Engineered Products business segment. Financial operating results for this business were not material to our consolidated financial statements.

    In the second quarter of 2000, we amended our September 1999 business consolidation program in response to the manufacturing constraints caused by a stronger than expected increase in sales and production for our electronic woven glass fabrics and our ballistics protection products. Based on these improved market conditions, which were expected to continue beyond 2000, and a manufacturing capacity review, we concluded to expand its capacity by purchasing additional looms and revising the previous decision to consolidate a number of weaving activities at two of our facilities. As a result of the decision to not proceed to consolidate production, we reversed a total of $3.4 million of business consolidation expenses that were previously recognized in 1999, including $3.1 million in non-cash write-downs of machinery and equipment that was to have been sold or scrapped as a result of the consolidation.

    For the three months ended March 31, 2001, we recognized $1.1 million of business consolidation expenses. Accrued expenses as of March 31, 2001 primarily reflected accrued severance and costs for early termination of certain leases. Our policy is to pay severance over a period of time rather than in a lump-sum amount.

MARKET RISKS

    As a result of our global operating and financing activities, we are exposed to various market risks that may affect its results of operations and financial position. These market risks include fluctuations in interest rates, which impact the amount of interest we must pay on certain variable-rate debt, and fluctuations in currency exchange rates, which impact the U.S. dollar value of transactions, assets and liabilities denominated in foreign currencies. Our primary currency exposures are in Europe, where we have significant business activities. To a lesser extent, we are also exposed to fluctuations in the prices of certain commodities, such as electricity, natural gas, aluminum and certain chemicals.

    We attempt to net individual exposures on a consolidated basis, when feasible, to take advantage of natural offsets. In addition, we employ an interest rate cap agreement and foreign currency forward exchange contracts for the purpose of hedging certain specifically identified interest rate and net currency exposures. The use of these financial instruments is intended to mitigate some of the risks associated with fluctuations in interest rates and currency exchange rates, but does not eliminate such risks. We do not use financial instruments for trading purposes.

    DERIVATIVES POLICY

    We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking various hedging transactions. The hedging instruments are assessed for effectiveness at the inception of the hedge and throughout the term of the hedge designation. As long as the hedge remains highly effective, changes in the fair value of our cash flow hedges are recorded in other comprehensive income, until earnings are affected by the transaction being hedged. Ineffectiveness is recorded immediately in the income statement. All derivatives are recognized on the balance sheet at their fair value. We discontinue hedge accounting prospectively when we determine that (1) the derivative is no longer effective in offsetting changes in the cash flows of a hedged item (including hedged items such as forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) designating the derivative as a hedging instrument is no longer appropriate.

    The market risk associated with interest rate and foreign exchange contracts is managed by us through monitoring of parameters that limit the types and degree of market risk that may be undertaken. Our derivative activities are regulated by written policies and procedures that are managed and monitored for compliance by the Finance Management Committee, which we refer to as the FMC.

The FMC is composed of our chief financial officer, chief accounting officer, assistant treasurer, and our other senior managers as may be appointed to the committee from time to time. The FMC periodically reports to the Audit Committee on the scope of our derivative activities. Our policies together with the decisions and guidelines of the FMC: (a) set forth a risk-management philosophy and objectives through a corporate policy, (b) provide guidelines for derivative instrument usage, and (c) establish procedures for control and valuation, counterparty credit approval, and monitoring and reporting of derivative activity. The use of derivative financial instruments to hedge exposures to changes in exchange rates and interest rates exposes us to credit risk. We reduce the credit risk in derivative instruments by (a) entering into transactions with high-quality counterparties whose credit ratings are AA/Aa or higher, (b) limiting the amount of exposure to each counterparty, and
(c) monitoring the financial condition of its counterparties.

    INTEREST RATE RISKS

    Our long-term debt bears interest at both fixed and variable rates. As a result, our results of operations are affected by interest rate changes on our variable rate debt. Assuming a 10% favorable and a 10% unfavorable change in the underlying weighted average interest rates of the our variable rate debt, net income for 2000 of $54.2 million would have been $56.8 million and $52.5 million, respectively.

    In order to partially mitigate interest rate risks, in 1998 we entered into a five-year interest rate cap agreement. This agreement provides for a maximum fixed interest rate of 5.5% on the applicable London interbank rate used to determine the interest on $50.0 million of variable rate debt under the senior credit facility. In addition, on January 21, 1999, we issued $240.0 million of 9.75% senior subordinated notes, due 2009. Net proceeds of approximately
$231 million from this offering were used to redeem variable rate amounts owed under the senior credit facility. As of March 31, 2001 and December 31, 2000, the fair value of the interest rate cap agreement was not material and for the quarter ended March 31, 2001, hedge ineffectiveness was not material to our consolidated financial position. We do not expect that gains or losses under this agreement will be material to our consolidated results of operations or cash flows.

    CURRENCY EXCHANGE RISKS

    We have significant business activities in Europe. We operate seven manufacturing facilities in Europe which generated approximately 38% of 2000 net sales. Our European business activities primarily involve three major currencies--the U.S. dollar, the British pound, and the Euro. We also conduct business or have joint venture investments in Japan, China, Malaysia, Australia and Brazil, and sell products to customers throughout the world. The majority of our transactions with customers and joint venture affiliates outside of Europe are denominated in U.S. dollars, thereby limiting our exposure to short-term currency fluctuations involving these countries. However, the value of our investments in these countries could be impacted by changes in currency exchange rates over time, as could our ability to profitably compete in international markets.

    We attempt to net individual currency positions at our various European operations on a consolidated basis, to take advantage of natural offsets and reduce the need to employ foreign currency forward exchange contracts. We also enter into short-term foreign currency forward exchange contracts, usually with a term of ninety days or less, to hedge net currency exposures resulting from specifically identified transactions. Consistent with the nature of the economic hedge provided by such contracts, any unrealized gain or loss would be offset by corresponding decreases or increases, respectively, of the underlying transaction being hedged. As of March 31, 2001 and December 31, 2000, the aggregate fair value of these outstanding short-term foreign currency forward exchange contracts was not material to our consolidated financial position, and management does not expect that gains or losses on these contracts will be material to our consolidated results of operations or cash flows.

    In January 2001, we entered into a number of foreign currency forward exchange contracts to exchange U.S. dollars for Euros at fixed rates on specified dates through March 2005. The aggregate notional amount of these contracts is $96.7 million. The purpose of these contracts is to hedge an equivalent amount of projected U.S. dollar receipts by two of our European facilities, under long-term sales contracts with certain customers. These contracts are expected to provide us with a more balanced matching of future cash receipts and expenditures by currency, thereby reducing our exposure to fluctuations in currency exchange rates. Assuming a 10% increase in the value of the Euro relative to the U.S. dollar, the aggregate fair value of these contracts would constitute a $9.7 million asset of ours. Alternatively, assuming a 10% decrease in the value of the Euro relative to the U.S. dollar, the aggregate fair value of these contracts would represent a $9.7 million liability of ours. For the quarter ended March 31, 2001, hedge ineffectiveness was immaterial and the fair value of the foreign currency cash flow hedges recognized in other comprehensive income was a loss of $4.9 million. Over the next twelve-month period, a $1.0 million loss is expected to be reclassified into earnings as the hedged sales are recorded.

    COMMODITY PRICE RISKS

    Certain raw materials and operating supplies used by us are subject to price fluctuations caused by the volatility of underlying commodity prices. The commodities most likely to have an impact on our results of operations in the event of significant price changes are electricity, natural gas, aluminum and certain chemicals. We attempt to minimize the impact of commodity price risk, when feasible, by entering into supply agreements that specify raw material prices or limit price increases for a reasonable period of time. We generally do not employ forward contracts or other financial instruments to hedge commodity price risk.

    UTILITY PRICE RISKS

    During the fourth quarter of 2000 and continuing into 2001, there has been unprecedented volatility in the cost and supply of energy and in natural gas prices in the United States, particularly in the western states where we have many of our U.S. manufacturing facilities. Continued significant price changes are likely to have an impact on our results of operations. In anticipation of continued volatility, we are exploring options to reduce energy consumption and to better control the price paid for energy sources. However, the outcome of the U.S. energy situation and its impact on the U.S. economy is unpredictable at this time and may pose unforeseen future risk.

    OTHER RISKS

    As of December 31, 2000, the aggregate fair values of our senior subordinated notes, due 2009, convertible subordinated notes, due 2003, and the convertible subordinated debentures, due 2011, were $211.2 million, $99.5 million and $17.9 million, respectively. The convertible debt securities are convertible into our common stock at a price of $15.81 and $30.72 per share, respectively. Fair values were estimated on the basis of quoted market prices, although trading in these debt securities is limited and may not reflect fair value. Due to the conversion feature in these debt securities, fair values are subject to fluctuations based on the value of our stock and our credit rating, as well as changes in interest rates for debt securities with similar terms.

    Assuming that all other factors remain constant, the fair values of our convertible subordinated notes, due 2003, and the convertible subordinated debentures, due 2011, would be approximately $109.5 million and $19.7 million, respectively, assuming a 10% favorable change in the market price of our stock, and $89.6 million and $16.1 million, respectively, assuming a 10% unfavorable change in market price.